Exhibit 99.1

FOR IMMEDIATE RELEASE

ARI Announces Resignation of CFO

Experienced Financial Consultant Retained

Milwaukee, Wis., September 12, 2007 – ARI (OTCBB: ARIS), a leading provider of technology-enabled business solutions that help equipment dealers, distributors and manufacturers build sales and profits, today announced that Timothy Sherlock, the company’s chief financial officer, has resigned effective Monday, September 10, 2007.

“Tim has served as our CFO since April 2001.  As a member of our executive management team, he had a major role in leading us through a period of increased growth and profitability, a debt restructuring and the selection and implementation of a new accounting system.  I thank Tim for his contributions to the company.  We will miss him, and we wish him well,” said Brian E. Dearing, chairman and chief executive officer of ARI.

Dearing indicated that until further notice he will fill the role of acting chief financial officer for corporate and legal purposes.  In addition, the Company has retained Thomas G. Hickinbotham on an interim basis to assist him in that capacity while a search is conducted for a new CFO.  “Tom is very familiar with ARI, having served as a senior financial consultant and acting vice president of finance during the year before Tim joined ARI as our CFO.  I look forward to working with Tom again and am confident that he will enable us to maintain the pace of our business with very little disruption,” said Dearing.

About ARI

ARI is a leading provider of electronic parts catalogs and other technology enabled services to increase sales and profits for dealers, distributors and manufacturers in the manufactured equipment markets. ARI currently provides approximately 94 parts catalogs (many of which contain multiple lines of equipment) for approximately 70 equipment manufacturers in the U.S. and Europe. Approximately 73,000 catalog subscriptions are provided through ARI to more than 24,000 dealers and distributors in approximately 89 countries in about a dozen segments of the worldwide equipment market including outdoor power, power sports, ag equipment, recreation vehicle, floor maintenance, auto and truck parts aftermarket, marine and construction. The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD and provides expert catalog publishing and consulting services. ARI also provides dealer marketing services, including technology-enabled direct mail, email and a award-winning dealer website service that makes it quick and easy for an equipment dealer to have a professional and attractive website with full, secure eCommerce capabilities.  In addition, ARI e-Catalog systems support a variety of electronic pathways for parts orders, warranty claims and other transactions between manufacturers and their networks of sales and service points. ARI currently operates four offices in the United States and one in Europe and has sales and service agents in England and France providing marketing and support of its products and services.  For more information on ARI, visit www.arinet.com.

Contact:

Nancy Krajcir-Bennett

ARI

Tel: (414) 973-4380

Fax: (414) 973-4357

E-mail: krajcir@arinet.com

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